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                                                                EXHIBIT 5.1

                         [JENNER & BLOCK LETTERHEAD]


                                June 10, 1996



Energy Conversion Devices, Inc.
1675 West Maple Road
Troy, Michigan 48084


Gentlemen:

        We have acted as counsel to Energy Conversion Devices, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the resale by certain stockholders of the Company of up to 724,688 shares of the Company's Common Stock, par value $.01 per share (the "Shares"). We have examined the Registration Statement as filed by the Company with the Commission. We have additionally reviewed such other documents and have made such further investigations as we have deemed necessary to enable us to express the opinions hereinafter set forth.

        Based on the foregoing, we hereby advise you that in our opinion (i) the Shares have been duly authorized by the Company, (ii) the Shares which are issued and outstanding as of the date hereof have been validly issued and are fully paid and nonassessable and (iii) the Shares which are issuable upon the exercise of stock options or stock purchase warrants will, when issued by the Company in accordance with the terms of such options and warrants, be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        JENNER & BLOCK

                                        By Craig A. Roeder
                                          ------------------
                                           A Partner